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                                                                   EXHIBIT 10.50

Negotiated in Pinneberg, November 29 1999

In the offices of Axel Mallick - acting as a notary public - appeared the
personally known                  , born 08/05/45, merchant, (address)

Acting on behalf of

    1. himself
    2. Dr. Volker D. Anhacusser, who is acting on behalf of Staar Surgical AG, Nidau, Switzerland as their trustee

The appeared              asked the notary to certify the following:

Preamble

The acting person No. 1 (     ) owns shares (share capital) of
    , being registered in the commercial register of the county court of in the amount of 400,000.-, as the acting person No. 2 (VDA) owns a share capital of DM 600,000.- of the total nominal capital of 1 Million DM.

                                       I.

Division of the share capital unit, Assignment

The acting person              is dividing his share capital unit into two equal
parts of DM 200,000.- each.

Thereafter the acting person 1         assigns the newly formed share unit of DM
200,000.- to the acting person No. 2, VDA. VDA is accepting the assignment in his own name, however as the trustee of Staar Surgical AG, the buyer. The acting person gives his consent for the assignment.

                                      II.

Sales Act

The acting person No. 2 (VDA) will perform the following compensation for the transfer of the shares

    1. He pays a purchase price of DM 3,426,000.- being due and payable as follows:

            a) DM 2,000,000.- until Sept. 30 1999
            b) DM   800,000.- until Dec. 01 1999
            c) DM   626,000.- until Feb. 01 2000

       To be paid on the bank account of the acting person No. 1


    2. The acting person No. 2 will furthermore transfer 125,000 shares of Staar Surgical Company, Monrovia, CA. until Sept. 30 1999.
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                                     III.


Warranties and Representations

The seller did the assignment without any warranties and representations.

The seller however guarantees, that he owns the assigned share capital as his personal property without any limitations and restrictions, he especially guarantees, that he has not assigned the share capital to a third party nor that the shares have been incriminated or seized as a security. The articles of
incorporation               have not been changed since Jan. 1 1998.

        guarantees, that he has paid the initial capital to    in full. None of
the share capital has been repaid. The shares are not incriminated. The basis of this agreement, especially for estimating the purchase price, is the audit of BDO of Jan. 1999 as well as the financial statements, that has been provided to the buyer, VDA, prior to the sale of the shares. The financial statements have been set up according the principles of fair and continuous accounting under respect of the continuity. They show the real status of the company, in concern of the value, the financial and profit situation. Depreciations devaluations, if they were done, value corrections and contingent liabilities, csp. for taxes, were made in a reasonable amount. The seller also guarantees, that he has informed the buyer about all important and essential developments and incidents of the company. The company does not own real estate.

                                      IV.


The day of transfer of the rights

The shares are economically being transferred on Oct 1 1999.

Therefore the parties agree that 3/4 of the shown profits of the company are paid out in relation of the share ownership prior to the sales act (60% VDA /
40%   ). One quarter of the profits will be paid out according to the present
relation in the participation of the company (80% VDA / 20%   ).

                                      V.

Costs

Will be taken care of by the buyer incl. event. Taxes in concern of the sales act.


Rest of the text are formalities.